DELRAY BEACH, Fla. — April 3, 2023 - PetMed Express, Inc. (“PetMeds®”) (NASDAQ: PETS), Your Trusted Pet Health Expert™ completed its previously announced acquisition of PetCareRx, Inc., a leading supplier of pet medications, food, and supplies, for total consideration of approximately $36 million in an all-cash transaction.

The acquisition will expand PetMeds’ overall addressable market from pet medication to a broader healthcare category leader. PetCareRx adds approximately 10,000 incremental food, diet and wellness products to the PetMeds current product offering. PetMeds believes it can expand its growth through a broader product catalog and differentiated services.

“We are extremely excited to welcome the PetCareRx team into the PetMeds Pack,” said Matt Hulett, CEO and President of PetMeds. “PetCareRx is a proven brand with a large loyal audience. Their broader pet product catalog greatly expands the ability for PetMeds to sell more products to our existing base of over two million active customers. Incorporating the PetCareRx catalog will greatly enhance PetMeds’ ability to provide products and services from nose to tail, at a good value, to a growing number of pet parents.”

With the transaction’s closing, the consumer-facing PetCareRx e-commerce operation and the brand will continue to run separately. Customers will continue to enjoy the same world-class service and e-commerce experience, supported by a more efficient distribution network and broader product selection.

CapM Advisors acted as the financial advisor to PetMeds in this transaction.

FORWARD-LOOKING STATEMENTS

This press release of PetMed Express, Inc. (the “Company”) contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. Words such as “may,” “could,” “expect,” “project,” “outlook,” “strategy,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “strive,” “goal,” “continue,” “likely,” “will,” “would” and other similar words and expressions are intended to signify forward-looking statements. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain and are subject to various risks and uncertainties, including the risk that the expected benefits from the acquisition to the Company will not be realized or will not be realized within the expected time periods or unknown liabilities associated with the acquisition that may or may not be within the Company’s control. The Company’s future results may also be impacted by other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, but not limited to, the Company's Annual Report on Form 10-K for the year ended March 31, 2022, as well as other filings on Form 10-Q and periodic filings on Form 8-K. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company explicitly disclaims any obligation to update any forward-looking statements, other than as may be required by law. If the Company does update one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements.